CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Trigger Performance Leveraged Upside	$3,804,750	$442.11
Securities due 2018

PROSPECTUS Dated November 19, 2014	Pricing Supplement No. 462 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-200365
Dated November 19, 2014	Dated August 31, 2015
Rule 424(b)(2)

$3,804,750

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Trigger PLUS due September 6, 2018
Based on the Performance of a Basket of Three Stocks (the “Trigger PLUS”)

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley, will pay no interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each $10 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the performance over the term of the Trigger PLUS of an equally-weighted basket composed of the common stock of JP Morgan Chase & Co., Citigroup Inc. and Bank of America Corporation (collectively, the “basket”). We refer to the common stock of the issuers each individually as a “basket stock” and collectively as the “basket stocks.” At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity. If the basket has depreciated in value so that the final basket value is equal to or greater than the trigger level, investors will receive the stated principal amount of their investment. However, if the basket has depreciated in value so that the final basket value is less than the trigger level, investors will lose a significant portion of their investment, resulting in a 1% loss for every 1% decline in the value of the basket over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 85% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The Trigger PLUS are for investors who seek a return based on the value of the basket stocks and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the basket, and the limited protection against loss but only if the final basket value is equal to or greater than the trigger level. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount of each Trigger PLUS is $10.

•	We will not pay interest on the Trigger PLUS.

•	At maturity, you will receive an amount in cash per Trigger PLUS based on the performance of the basket:

º	If the final basket value is greater than the initial basket value, you will receive for each $10 stated principal amount a payment at maturity equal to $10 plus the leveraged upside payment. The leveraged upside payment will be equal to $10 times the basket percent increase times 200% (the “leverage factor,”) subject to a maximum payment at maturity of $14.10 per Trigger PLUS, or 141% of the stated principal amount.

º	If the final basket value is equal to or less than the initial basket value but is equal to or greater than the trigger level, you will receive for each $10 stated principal amount a payment at maturity equal to $10.

º	If the final basket value is less than the trigger level, you will receive for each $10 stated principal amount a payment at maturity equal to $10 times the basket performance factor. Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of at least 15%, and possibly all, of your investment.

•	The basket percent increase will be equal to: (final basket value – initial basket value) / initial basket value.

•	The basket performance factor will be equal to: final basket value / initial basket value.

•	The basket is equally weighted and the initial basket value is 100. The fractional amount of each basket stock included in the basket is set at a multiplier based upon such basket stock’s percentage weighting within the basket and closing price on August 31, 2015, the day we priced the Trigger PLUS for initial sale to the public, which we refer to as the pricing date. The multiplier for each basket stock will remain constant for the term of the Trigger PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock.

•	The trigger level is equal to 85, which is 85% of the initial basket value.

•	The final basket value will equal the sum of the products of (i) the final share price for each basket stock and (ii) the multiplier for such basket stock, each as determined on August 31, 2018, which we refer to as the determination date, subject to adjustment for non-trading days and certain market disruption events.

•	The initial share price for each basket stock is equal to the closing price of such basket stock on the pricing date.

•	The final share price for each basket stock will equal the closing price of such basket stock on the determination date.

•	Investing in the Trigger PLUS is not equivalent to investing in the basket or the basket stocks.

•	The issuers of the basket stocks are not involved in this offering of Trigger PLUS in any way and will have no obligation of any kind with respect to the Trigger PLUS.

•	The Trigger PLUS will not be listed on any securities exchange.

•	The estimated value of the PLUS on the pricing date is $9.573 per Trigger PLUS. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the Trigger PLUS is 61765G820 and the ISIN for the Trigger PLUS is US61765G8208.

You should read the more detailed description of the Trigger PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Trigger PLUS.”

The Trigger PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER TRIGGER PLUS

	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$3,804,750	$114,142.50	$3,690,607.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.25 for each Trigger PLUS they sell. See “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Description of Trigger PLUS—Use of Proceeds and Hedging” on page PS-32.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Trigger PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Trigger PLUS, see the section of this pricing supplement called “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Trigger PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Trigger PLUS:

The Trigger PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Trigger PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Trigger PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Trigger PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The Trigger PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

PS-2

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger PLUS due September 6, 2018 Based on the Performance of a Basket of Three Stocks, which we refer to as the Trigger PLUS, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Trigger PLUS are medium-term debt securities of Morgan Stanley. The return on the Trigger PLUS at maturity is based on the performance of the basket of three stocks. The Trigger PLUS are for investors who seek a return based on the value of the basket stocks and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the basket, and the limited protection against loss but only if the final basket value is equal to or greater than the trigger level. The Trigger PLUS do not guarantee the return of any principal at maturity, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each Trigger PLUS costs $10	We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due September 6, 2018 Based on the Performance of a Basket of Three Stocks (the “Trigger PLUS”). The stated principal amount and original issue price of each Trigger PLUS is $10. The original issue price of each Trigger PLUS is $10.

We refer to the common stock of the following three companies collectively as the “basket stocks” and each separately as a “basket stock”: JP Morgan Chase & Co., Citigroup Inc. and Bank of America Corporation.

The original issue price of each Trigger PLUS includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $10. We estimate that the value of each Trigger PLUS on the pricing date is $9.573.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the

PS-3

secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The Trigger PLUS do not guarantee the return of any of the principal; no interest	Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity. If the final basket value is less than the trigger level, we will pay to you an amount in cash per Trigger PLUS that is less than the $10 stated principal amount of each Trigger PLUS by an amount proportionate to the full decrease in the value of the basket. This amount will be less than 85% of the stated principal amount, and, as there is no minimum payment at maturity on the Trigger PLUS, you could lose your entire investment.

The initial basket value is equal to 100	The basket is equally weighted, and the initial basket value is equal to 100. The fractional amount of each basket stock included in the basket was set at a multiplier, calculated so that each basket stock represents 33.33% of the initial basket value of 100 based on the closing price of such basket stock on the pricing date. The multiplier for each basket stock will remain constant for the term of the Trigger PLUS, unless adjusted for certain corporate events relating to the issuer of that basket stock. See “Basket stocks” below.

Payment at maturity based on the performance of the basket

At maturity, you will receive for each $10 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the performance of the basket, over the term of the Trigger PLUS.  The payment at maturity will be determined as follows:

• If the final basket value is greater than the initial basket value, you will receive for each $10 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$10 + leveraged upside payment,

subject to a maximum total payment at maturity per Trigger PLUS of $14.10, or 141% of the stated principal amount,

where,

leveraged upside payment = $10 x (basket percent increase x leverage factor), and

PS-4

basket percent increase = The final basket value minus the initial basket value, divided by the initial basket value, as expressed by the following formula final basket value - initial basket value
initial basket value:

initial basket value = 100, which is equal to the sum of the products of (i) the closing price of each basket stock on the pricing date, and (ii) the multiplier for such basket stock on such date, and final basket value = The sum of the products of (i) the closing price of each basket stock on the determination date (the “final share price” of such basket stock) and (ii) the multiplier for such basket stock on such date, and leverage factor = 200%, and

determination date = August 31, 2018, and

multiplier = The multiplier for each basket stock has been set on the pricing date, based on such basket stock’s closing price on such date so that each basket stock is reflected in the predetermined initial basket value in accordance with its equal percentage weighting within the basket. The multiplier for each basket stock will remain constant for the term of the Trigger PLUS, subject to adjustment for certain corporate events relating to the issuer of that basket stock as described in the section entitled “Description of Trigger PLUS—Adjustments to the Multipliers.”

•       If the final basket value is equal to or less than the initial basket value but is equal to or greater than the trigger level, you will receive for each $10 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$10

where,

trigger level = 85, which is 85% of the initial basket value

•       If the final basket value is less than the trigger level, you will receive for each $10 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to:

$10 x basket performance factor

where,

basket performance factor = The final basket value divided by the initial basket value, as expressed by the following formula:

   final basket value
initial basket value

PS-5

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 by an amount proportionate to the full decrease in the value of the basket and will represent a loss of at least 15%, and possibly all, of your investment.

All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

On PS-10 we have provided a graph titled “Hypothetical Payouts on the Trigger PLUS at Maturity,” which illustrates the performance of the Trigger PLUS at maturity assuming a range of hypothetical percentage changes in the final basket value from the initial basket value. The graph does not show every situation that may occur.
For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Trigger PLUS—Historical Information” as well as Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2012 through August 31, 2015 in Annex A, and a graph showing historical values for a basket composed of the basket stocks in the period from January 1, 2010 through August 31, 2015 in the section of this pricing supplement entitled “Description of Trigger PLUS—Historical Graph.” You cannot predict the future performance of the basket stocks or of the basket as a whole, or whether an increase in the value of one basket stock will be offset by a decrease in the value of the other basket stock, based on their historical performance.
The final basket value will be based on the final share prices of the basket stocks on the determination date, multiplied by their respective multipliers on such date. The scheduled determination date is August 31, 2018. If, however, the scheduled determination date is not a trading day, the determination date will be postponed to the next trading day. In addition, if a market disruption event occurs on the scheduled determination date with respect to any basket stock, the final share price for that basket stock only will be determined on the next trading day on which no market disruption event occurs with respect to that basket stock. The determination of the final share price and multipliers for the unaffected basket stock will not be postponed. If, due to a market disruption event or otherwise, the final share price for any basket stock is determined on a date that is less than two business days prior to the scheduled maturity date, the maturity date will be postponed until the second business day following the date on which the final share price has been determined for every basket stock. See the sections of this pricing supplement entitled “Description of Trigger PLUS—Maturity Date” and “—Determination Date.”
Investing in the Trigger PLUS is not equivalent to investing in the basket or any of the basket stocks.
Your return on the Trigger PLUS is limited by the maximum payment at maturity	Where the final basket value is greater than the initial basket value, the appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $14.10 per Trigger PLUS (141% of the stated principal amount) even if the final basket value is significantly greater than the initial basket value. See “Hypothetical Payouts on the Trigger PLUS at Maturity” on PS-10.
Basket stocks	The basket is composed of the common stock of three companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each basket stock, the exchange on which each basket stock is listed, the percentage of the initial basket value represented by such basket stock, the initial share price and the multiplier for

PS-6

  each basket stock.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Value	Initial Share Price**	Multiplier**
JP Morgan Chase & Co.	JPM	NYSE	33.33%	$64.10	0.519968799
Citigroup Inc.	C	NYSE	33.33%	$53.48	0.623223635
Bank of America Corporation	BAC	NYSE	33.33%	$16.34	2.039779682

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each basket stock, the initial share price and the multiplier have been, and the final share price will be, determined as set forth under “—Initial Share Price”, “—Multiplier” and “—Final Share Price” in this pricing supplement.

The multiplier for each basket stock is a fraction of a share calculated so that each basket stock represents 33.33% of the 100 initial basket value based on the closing prices of the basket stocks on the pricing date.

The multiplier for each basket stock will remain constant for the term of the Trigger PLUS unless adjusted for certain corporate events relating to the issuer of that basket stock. See the section of this pricing supplement entitled “Description of Trigger PLUS—Adjustments to the Multipliers.”

Because the performance of the basket stocks may not be highly correlated, a negative or lesser positive performance by one or two of the basket stocks could wholly or partially offset the positive performance by the other basket stock(s).

The final share prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks	Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Trigger PLUS—Adjustments to the Multipliers.” You should read this section in order to understand these and other adjustments that may be made to your Trigger PLUS.

You have no shareholder rights	Investing in the Trigger PLUS is not equivalent to investing in the basket stocks. As an investor in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks. In addition, you do not have the right to exchange your securities the basket stocks at any time.

PS-7

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial share price and multiplier for each basket stock, and will determine the final share price of each basket stock, the final basket value, the basket percent increase or basket performance factor, as applicable, what, if any, adjustments should be made to the multipliers to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of Trigger PLUS, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Description of Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-33.

No affiliation with the issuers of the basket stocks	The issuers of the baskets stocks are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the Trigger PLUS are obligations of Morgan Stanley and not of the issuers of the basket stocks.

Where you can find more information on the Trigger PLUS	The Trigger PLUS are senior unsecured notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 19, 2014 and prospectus dated November 19, 2014. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Basket of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the Trigger PLUS, you should read the section of this pricing supplement called “Description of Trigger PLUS.” You should also read about some of the risks involved in investing in Trigger PLUS in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the Trigger PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Trigger PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Trigger PLUS.

How to reach us

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

PS-8

HYPOTHETICAL PAYOUTS ON THE TRIGGER PLUS AT MATURITY

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount	$10
Initial basket value:	100
Leverage factor:	200%
Trigger Level:	85 (85% of the initial basket value)
Maximum payment at maturity:	$14.10 (141% of the stated principal amount)

Where the final basket value is greater than the initial basket value, the payouts on the Trigger PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity. Where the final basket value is equal to or less than the initial basket value but is equal to or greater than the trigger level, the payout on the Trigger PLUS at maturity reflected in the graph below is equal to $10. Where the final basket value is less than the trigger level, the payouts on the Trigger PLUS at maturity reflected in the graph below are equal to $10 multiplied by the basket performance factor. This amount will be equal to or less than the stated principal amount and may be zero. The graph does not show every situation that may occur.

Because you will not receive more than the maximum payment at maturity, in the example below you will realize the maximum leveraged upside payment at a final basket value of 120.50% of the initial basket value, or 120. Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 141% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than 20.50% of the initial basket value will not further increase the return on the Trigger PLUS.

PS-9

RISK FACTORS

The Trigger PLUS are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the Trigger PLUS is not equivalent to investing in the basket stocks. This section describes the most significant risks relating to the Trigger PLUS. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

The Trigger PLUS do not pay interest or guarantee the return of any principal at maturity	The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any of the principal amount at maturity. If the final basket value is less than the trigger level (which is 85% of the initial basket value), the payment at maturity will be an amount in cash that is at least 15% less than the $10 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the value of the basket over the term of the Trigger PLUS, without any buffer. There is no minimum payment at maturity on the Trigger PLUS and you could lose your entire investment. See “Hypothetical Payouts on the Trigger PLUS at Maturity” on PS–9.

Your appreciation potential is limited	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity per Trigger PLUS of $14.10, or 141% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 141% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than 20.50% of the initial basket value will not further increase the return on the Trigger PLUS. See “Hypothetical Payouts on the Trigger PLUS at Maturity” on PS–9.

The market price of the Trigger PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

•       the market price and relative performance of each of the basket stocks at any time and, in particular, on the determination date;

• the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

• interest and yield rates in the market;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value;

• the time remaining until the Trigger PLUS mature;

• the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its multiplier, or adjustments to the basket; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Trigger PLUS prior to maturity. For example, you may have to sell your Trigger PLUS at a substantial discount from the stated principal amount of $10 per Trigger PLUS if the closing prices of the basket stocks at the time of sale are near or

PS-10

below 85% of their initial share prices, or if market interest rates rise. You cannot predict the future performance of any of the basket stocks based on their historical performance. There can be no assurance that the final basket value will be higher than the initial basket value such that you will receive at maturity an amount in excess of the $10 stated principal amount of the Trigger PLUS or that the final basket value will be equal to or greater than the trigger level such that you will not suffer a loss on your initial investment in the Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS and you could lose your entire investment. In addition, there can be no assurance that the final basket value will not increase beyond 120.50% of the initial basket value, in which case you will only receive the maximum payment at maturity. Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 141% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than 20.50% of the initial basket value will not further increase the return on the Trigger PLUS.

The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS	You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity, and therefore, you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

The amount payable on the Trigger PLUS is not linked to the basket at any time other than the determination date	The final basket value will be based on the closing prices of the basket stocks on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final basket value, the payment at maturity will be based solely on the value of the basket on the determination date.

The Trigger PLUS will not be listed and secondary trading may be limited	The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS may be influenced by many unpredictable factors” above.

Changes in the value of one basket stock may offset the value of the other

Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stocks increases, the price of the other basket stock(s) may not increase as much, or may even decline in value. Therefore, in calculating the final basket value on the determination date, the increase in the price of one basket stock may be moderated, or wholly offset, by a lesser increase or decline in the price of the other basket stock. For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Trigger PLUS—Historical Information” as well as Annex A to this pricing supplement.  You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2012 through August 31, 2015 in Annex A, and a graph showing historical values for a basket composed of the basket stocks in the period from January 1, 2010 through August 31, 2015 in the section of this pricing supplement entitled “Description of Trigger PLUS—Historical Graph.” You cannot predict the future performance of any basket stock, or of the basket as a whole, or whether increase in the value of one basket stock will be offset by decrease in the value of the other basket stock, based on the historical

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information included in this pricing supplement.

In addition, there can be no assurance that the final basket value will be higher than the initial basket value such that you will receive at maturity an amount in excess of the $10 stated principal amount of the Trigger PLUS or that the final basket value will be equal to or greater than the trigger level such that you will not suffer a loss on your initial investment in the Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS and you could lose your entire investment. In addition, there can be no assurance that the final basket value will not increase beyond 120.50% of the initial basket value, in which case you will only receive the maximum payment at maturity. Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity above the initial basket value, because the payment at maturity will be limited to 141% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than 20.50% of the initial basket value will not further increase the return on the Trigger PLUS.

Basket stock prices are volatile	The trading prices of common stocks can be volatile. Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on the determination date and the overall performance of the basket stocks over the term of the Trigger PLUS.

Morgan Stanley is not affiliated with the issuers of the basket stocks	We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the Trigger PLUS in taking any corporate actions that might affect the value of your Trigger PLUS. None of the money you pay for the Trigger PLUS will go to the issuers of the basket stocks.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests	We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights	Investing in the Trigger PLUS is not equivalent to investing in the basket stocks. As an investor in the Trigger PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

The final share prices of the basket stocks may	Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at

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come to be based on the value of the common stock of companies other than the issuers of the basket stocks	maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Trigger PLUS—Adjustments to the Multipliers.” You should read this section in order to understand these and other adjustments that may be made to your Trigger PLUS.

The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks	MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust the multiplier, the market price of the Trigger PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the multiplier may materially and adversely affect the market price of the Trigger PLUS.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS	As calculation agent, MS & Co. has determined the initial share prices and the multipliers and will determine the final share prices, the final basket value, the adjustments to be made, if any, to the multiplier for a basket stock to reflect certain corporate and other events, whether a market disruption event has occurred and the payment to you, if any, at maturity on the Trigger PLUS. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value (and of any multiplier adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Trigger PLUS—Initial Basket Value,” “—Final Basket Value,” “—Determination Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Adjustments to the Multipliers.” In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS	One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the prices of the basket stocks and, therefore, could have increased the prices at which the basket stocks must close on the determination date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the determination date, could adversely affect the value of the basket stocks on the determination date and, accordingly, the amount of cash an investor will receive, if any, at maturity.

The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the

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“constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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DESCRIPTION OF TRIGGER PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Trigger PLUS” refers to each $10 stated principal amount of our Trigger PLUS due September 6, 2018 Based on the Performance of a Basket of Three Stocks. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley and we refer to each stock composing the basket of three stocks individually as a “Basket Stock” and collectively as the “Basket Stocks.”

Aggregate Principal Amount	$3,804,750

Original Issue Date (Settlement Date)	September 3, 2015

Pricing Date	August 31, 2015

Maturity Date	September 6, 2018, provided that, if due to non-Trading Days, a Market Disruption Event or otherwise, the Final Share Price for any Basket Stock is determined on a date that is less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the date on which the Final Share Price and Multiplier has been determined for each Basket Stock. See “—Determination Date” below.

Stated Principal Amount	$10 per Trigger PLUS

Issue Price	$10 per Trigger PLUS

Denominations	$10 and integral multiples thereof

CUSIP Number	61765G820

ISIN	US61765G8208

Interest Rate	None

Minimum Purchase	100 Trigger PLUS

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $10 Stated Principal Amount of Trigger PLUS an amount in cash equal to:

(i) if the Final Basket Value is greater than the Initial Basket Value:

$10 + Leveraged Upside Payment,

subject to the Maximum Payment at Maturity per Trigger PLUS of $14.10, or 141% of the Stated Principal Amount, or

(ii) if the Final Basket Value is equal to or less than the Initial Basket Value but is equal to or greater than the Trigger Level:

$10, or

(iii) if the Final Basket Value is less than the Trigger Level:

$10 x Basket Performance Factor

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We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $10 principal amount of each Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Trigger PLUS to the Trustee for delivery to DTC, as holder of the Trigger PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	$10 x Basket Percent Increase x Leverage Factor

Leverage Factor	200%

Maximum Payment at Maturity	$14.10 per Trigger PLUS.

Trigger Level	85, which is 85% of the Initial Basket Value.

Basket	The Basket is composed of the common stocks of three issuers, and consists of a number of shares of each Basket Stock equal to the Multiplier with respect to such Basket Stock. See “—Basket Stocks” below.

Basket Stocks	The Basket is composed of the common stock of three companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the percentage of the Initial Basket Value represented by such Basket Stock, the Initial Share Price for such Basket Stock and the initial Multiplier for such Basket Stock as calculated on the Pricing Date.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Value	Initial Share Price**	Multiplier**
JP Morgan Chase & Co.	JPM	NYSE	33.33%	$64.10	0.519968799
Citigroup Inc.	C	NYSE	33.33%	$53.48	0.623223635
Bank of America Corporation	BAC	NYSE	33.33%	$16.34	2.039779682

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each Basket Stock, the Initial Share Price and the Multiplier have been, and the Final Share Price will be, determined as set forth under “—Initial Share Price”, “—Multiplier” and “—Final Share Price” in this pricing supplement.

Multiplier	The initial Multiplier for each Basket Stock has been determined on the Pricing Date, based on such Basket Stock’s respective Closing Price on such date, so that each Basket Stock is reflected in the predetermined Initial Basket Value of 100 in accordance with its equal percentage weighting within the Basket. The Multipliers for each Basket Stock are set forth in the table under “—Basket Stocks” above and will remain constant for the term of the Trigger PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock and for adjustments relating to the Basket. See “—Adjustments to the Multipliers” below.

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Basket Percent Increase	A fraction, the numerator of which is the Final Basket Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Basket Performance Factor	A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.

Initial Basket Value	100, which is equal to the sum of the products of (i) the Closing Price of each Basket Stock on the Pricing Date and (ii) the Multiplier for such Basket Stock on such date, as determined by the Calculation Agent.

Final Basket Value	The sum of the products of (i) the Final Share Price of each Basket Stock and (ii) the Multiplier for such Basket Stock on the Determination Date, as determined by the Calculation Agent.

Initial Share Price	For each Basket Stock, the Closing Price for such Basket Stock on the Pricing Date, as set forth in the table under “Basket Stocks” above.

Final Share Price	For each Basket Stock, the Closing Price for such Basket Stock on the Determination Date.

Determination Date	August 31, 2018. If, however, the scheduled Determination Date is not a Trading Day, the Determination Date will be postponed to the next Trading Day.

If the scheduled Determination Date is not a trading day with respect to any Basket Stock or if there is a market disruption event with respect to any Basket Stock on such day, the Determination Date for that Basket Stock only shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding such scheduled Determination Date, then (i) such fifth succeeding trading day shall be deemed to be the relevant Determination Date for such affected Basket Stock notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs, the Calculation Agent shall determine the final share price, as applicable, of such Basket Stock on such fifth trading day based on the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Final Share Price for such Basket Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

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Closing Price	The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

(ii)	if such Basket Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)	if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Final Share Price and Multiplier for such Basket Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if

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applicable, the OTC Reporting Facility operated by FINRA. See “—Adjustments to the Multipliers” below.

Trading Day	With respect to any Basket Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note	Book Entry. The Trigger PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Trigger PLUS. Your beneficial interest in the Trigger PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Trigger PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Trigger PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Trigger PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Trigger PLUS, including

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with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Stock or whether a Market Disruption Event has occurred. See “Market Disruption Event” and “Adjustments to the Multipliers” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Stock:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Trigger PLUS.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the options contract on any Basket Stock will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading

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in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Trigger PLUS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Trigger PLUS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Trigger PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Trigger PLUS. That cost will equal:

•  the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Trigger PLUS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Trigger PLUS, which we describe below, the holders of the Trigger PLUS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Trigger PLUS is accelerated because of an Event of Default as described above, we shall, or shall cause the

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Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Trigger PLUS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•  no quotation of the kind referred to above is obtained, or

•  every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Determination Date, then the Acceleration Amount will equal the principal amount of the Trigger PLUS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•  A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•  P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Adjustments to the Multipliers	The Multiplier with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and the number of shares

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issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Multiplier for such Basket Stock will be adjusted so that the new Multiplier for such Basket Stock will equal the prior Multiplier for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Multiplier for such Basket Stock.

3. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Trigger PLUS, then the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the Multiplier to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the

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day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Multiplier with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Multiplier of such Affected Basket Stock (as defined below), the Payment at Maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Stocks as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Multiplier pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. Any of the following shall constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket

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Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Multiplier for such Basket Stock and/or any for any New Stock (as defined below) on the Determination Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Multiplier in effect on the Determination Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Multiplier”), as adjusted to the Determination Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, with respective values in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of

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the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Multiplier in subparagraph (a) above and/or the New Stock Multiplier in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Multiplier of each Basket Stock (each an “Unaffected Basket Stock”) other than the Basket Stock affected by such Reference Basket Event (the “Affected Basket Stock”) shall equal (A) the then current Multiplier for such Unaffected Basket Stock plus (B) (i) the amount of cash received per share of the Affected Basket Stock times the applicable Multiplier for such Affected Basket Stock on the date of such Reference Basket Event times (ii) a fraction, the numerator of which is the Multiplier of such Unaffected Basket Stock as of the Trading Day immediately following the day on which a holder of the Affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the Unaffected Basket Stocks and the corresponding Multiplier of such Unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the Unaffected Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in paragraph 5, the Final Basket Value on the Determination Date determined by the Calculation Agent will be an amount equal to the sum of:

(x) if applicable, the Closing Price of each Basket Stock times the Multiplier then in effect for such Basket Stock; and

(y) if applicable, the Closing Price of each New Stock times the New Stock Multiplier then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and

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amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires. The New Stock Multiplier(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock.

No adjustment to any Multiplier for any Basket Stock (including for this purpose, any New Stock Multiplier) will be required unless such adjustment would require a change of at least ..1% in the Multiplier of such Basket Stock then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Multipliers will be made up to and including the Determination Date.

No adjustments to the Multiplier for any Basket Stock or method of calculating the Multiplier will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Multiplier for a Basket Stock, any New Stock Multiplier or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

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The Calculation Agent will provide information as to any adjustments to any Multiplier, or to the method of calculating the Final Basket Value on the Determination Date made pursuant to paragraph 5 above, upon written request by any investor in the Trigger PLUS.

Basket Stocks; Public Information	For further information on each of the Basket Stocks, please see Annex A. The issuers of the Basket Stocks are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS referenced hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Trigger PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Trigger PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the Closing Prices of the Basket Stocks have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Trigger PLUS and therefore the value of the Trigger PLUS.

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Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the Securities laws. As a purchaser of the Trigger PLUS, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information	For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2012 through August 31, 2015. We obtained the information in the tables included in Annex A from Bloomberg Financial Markets without independent verification.

The Closing Prices of each of the Basket Stocks on August 31, 2015 were as follows:

Basket Stock	Closing Price on August 31, 2015 (in U.S. Dollars)
JP Morgan Chase & Co.	$64.10
Citigroup Inc.	$53.48
Bank of America Corporation	$16.34

Historical Graph	The following graph shows historical values for a basket composed of the Basket Stocks during the period from January 1, 2010 through August 31, 2015. The historical performance of the Basket cannot be taken as an indication of its future performance.

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Historical Basket Performance January 1, 2010 to August 31, 2015

Use of Proceeds and Hedging	The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes. We will receive, in aggregate, $10 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in the Basket Stocks or in options contracts on the Basket Stocks that are listed on major securities markets. Such purchase activity could have increased the Closing Prices of the Basket Stocks, and, therefore, could have increased the prices at which the Basket Stocks must close on the Determination Date so that you do not suffer a loss on your initial investment in the Trigger PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	The Agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may

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include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.25 for each Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Trigger PLUS.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Trigger PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Trigger PLUS. Specifically, the Agent may sell more Trigger PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Trigger PLUS for its own account. The Agent must close out any naked short position by purchasing the Trigger PLUS in the open market after the offering. A naked short position in the Trigger PLUS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Trigger PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Trigger PLUS in the open market to stabilize the price of the Trigger PLUS. Any of these activities may raise or maintain the market price of the Trigger PLUS above independent market prices or prevent or retard a decline in the market price of the Trigger PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Trigger PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Trigger PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Trigger PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other

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offering material relating to the Trigger PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Trigger PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Trigger PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Trigger PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Trigger PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Trigger PLUS:

Brazil

The Trigger PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Trigger PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Trigger PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Trigger PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Trigger PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

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Validity of the Trigger PLUS	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for

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 such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited

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transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments. The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS. The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal

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requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Trigger PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Trigger PLUS. This discussion applies only to initial investors in the Trigger PLUS who:

•  purchase the Trigger PLUS at their “issue price,” which will equal the first price at which a substantial amount of the Trigger PLUS is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•  hold the Trigger PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•  certain financial institutions;

•  insurance companies;

•  certain dealers and traders in securities or commodities;

•  investors holding the Trigger PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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•  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•  regulated investment companies;

•  real estate investment trusts;

•  tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•  persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Trigger PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below), upon the sale, exchange or settlement of the Trigger PLUS. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Trigger PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Trigger PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Trigger PLUS or instruments that are similar to the Trigger PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly,

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you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments of the Trigger PLUS). Unless otherwise stated, the following discussion is based on the treatment of the each Trigger PLUS as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

•  a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Trigger PLUS

Assuming the treatment of the Trigger PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Trigger PLUS should equal the amount paid by the U.S. Holder to acquire the Trigger PLUS.

Sale, Exchange or Settlement of the Trigger PLUS. Upon a sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Trigger PLUS sold, exchanged or settled. Any such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Trigger PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Trigger PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Trigger

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PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Trigger PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Trigger PLUS would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Trigger PLUS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Trigger PLUS. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of these instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Trigger PLUS and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts

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withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Trigger PLUS and the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Trigger PLUS that is, for U.S. federal income tax purposes:

•  an individual who is classified as a nonresident alien;

•  a foreign corporation; or

•  a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•  certain former citizens or residents of the United States; or

•  a holder for whom income or gain in respect of the Trigger PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS

In general. Assuming the treatment of the Trigger PLUS as set forth above is respected, and subject to the discussion below concerning backup withholding and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Trigger PLUS generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 897 of the Code and FATCA, if all or any portion of a Trigger PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Trigger

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PLUS would not be subject to U.S. federal withholding tax, provided that:

•  the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•  the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•  the certification requirement described below has been satisfied with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be satisfied if the beneficial owner of a Trigger PLUS (or a financial institution holding a Trigger PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Trigger PLUS should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Trigger PLUS, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Trigger PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Trigger PLUS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an

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individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Trigger PLUS may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Trigger PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Trigger PLUS as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Trigger PLUS. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Trigger PLUS – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Trigger PLUS were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the Trigger PLUS. If withholding applies to the Trigger PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Trigger PLUS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the

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material U.S. federal tax consequences of an investment in the Trigger PLUS.

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Annex A

Price and Historical Information Available for Basket Stocks

The following tables set forth the published high and low Closing Prices for each Basket Stock during 2012, 2013, 2014 and 2015 through August 31, 2015. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on the Determination Date. The Final Basket Value may be lower on the Determination Date than the Trigger Level so that you will receive less than 85% of the Stated Principal Amount per Trigger PLUS at maturity. We cannot give you any assurance that the Final Basket Value will be higher than the Initial Basket Value such that you will receive at maturity an amount in excess of the Stated Principal Amount or that the Final Basket Value will be equal to or greater than the Trigger Level such that you will not suffer a loss on your initial investment in the Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS and you could lose your entire investment. In addition, there can be no assurance that the Final Basket Value will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount. Nor can we give you any assurance that the Final Basket Value will not increase beyond 120.50% of the Initial Basket Value, at which point you will only receive the Maximum Payment at Maturity. Because your return is linked to the value of the Basket Stocks at maturity, there is no guaranteed return of principal.

JP Morgan Chase & Co.is a financial services firm. Its Commission file number is 001-5805.			Citigroup Inc. is a financial services holding company. Its Commission file number is 001-9924.
JP Morgan Chase & Co.	High	Low	Citigroup Inc.	High	Low
(CUSIP 46625H100)			(CUSIP 172967424)
2012			2012
First Quarter	46.27	33.25	First Quarter	38.08	26.31
Second Quarter	46.13	31.00	Second Quarter	36.87	24.82
Third Quarter	41.57	33.90	Third Quarter	34.79	25.24
Fourth Quarter	44.53	39.29	Fourth Quarter	40.17	32.75
2013			2013
First Quarter	51.00	43.97	First Quarter	47.60	39.56
Second Quarter	55.62	46.64	Second Quarter	53.27	42.50
Third Quarter	56.67	50.32	Third Quarter	53.00	47.67
Fourth Quarter	58.48	50.75	Fourth Quarter	53.29	47.67
2014			2014
First Quarter	61.07	54.31	First Quarter	55.20	46.34
Second Quarter	60.67	53.31	Second Quarter	49.58	45.68
Third Quarter	61.63	55.56	Third Quarter	53.66	46.90
Fourth Quarter	63.15	55.08	Fourth Quarter	56.37	49.68
2015			2015
First Quarter	62.58	54.38	First Quarter	54.26	46.95
Second Quarter	69.75	59.95	Second Quarter	57.39	51.52
Third Quarter (through August 31, 2015)	70.08	59.91	Third Quarter (through August 31, 2015)	60.34	49.88

A-1

Bank of America Corporation is a bank holding company and a financial holding company. Its Commission file number is 001-6523.

Bank of America Corporation	High	Low
(CUSIP 060505104)
2012
First Quarter	9.93	5.56
Second Quarter	9.68	6.83
Third Quarter	9.55	7.04
Fourth Quarter	11.61	8.93
2013
First Quarter	12.78	11.03
Second Quarter	13.83	11.44
Third Quarter	14.95	12.83
Fourth Quarter	15.88	13.69
2014
First Quarter	17.92	15.57
Second Quarter	17.34	14.51
Third Quarter	17.18	14.98
Fourth Quarter	18.13	15.76
2015
First Quarter	17.90	15.15
Second Quarter	17.67	15.41
Third Quarter (through August 31, 2015)	18.45	15.26

A-2